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April 29, 2022

Homestead Funds Trust

       Intermediate Bond Fund

       Rural America Growth & Income Fund

4301 Wilson Boulevard

Arlington, VA 22203

Ladies and Gentlemen:

We have acted as counsel to Homestead Funds Trust, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 6 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of shares of beneficial interest, without par value (“Shares”), of Intermediate Bond Fund and Rural America Growth & Income Fund, each a series of the Trust (each a “Fund” and together the “Funds”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering this opinion, we have examined the Post-Effective Amendment, the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 27, 2019 (the “Declaration of Trust”), the Trust’s Amended and Restated Bylaws dated March 27, 2019, the actions of the Trustees of the Trust that authorized the approval of the foregoing documents and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence on the date hereof and is limited to the statutory laws and regulations (other than the conflict of law rules) of the Commonwealth of Massachusetts, as in existence on the date hereof, and which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust.  We express no opinion with respect to any other laws or regulations.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, such Shares will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Funds.  However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Funds and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or any officer or officers of the Trust. We have assumed, without any independent review, that notice of such disclaimer has been given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Trust.  The Declaration of Trust also provides for indemnification out of the property of a Fund for losses and expenses incurred by any shareholder of that Fund held personally liable for the obligations of the Fund solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason.  Thus, the risk of liability is limited to circumstances in which a Fund would be unable to meet its obligations or for liability that this not solely by reason of being or having been a shareholder of a Fund.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent.  This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

Vedder Price P.C.

VP/#56010331.4